Exhibit 99.2

Zymeworks Announces Election of Directors and Voting Results from Shareholder Meeting

Vancouver, Canada (June 7, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics, is pleased to announce the detailed voting results on the items of business considered at its Annual General and Special Meeting of Shareholders held on June 7, 2018 (the “Meeting”).

Shareholder Voting Results

The Shareholders voted on the following matters at this year’s Meeting.

Proposal 1 – Election of Directors

The nominees listed in Zymework’s Management Information Circular dated May 2, 2018 (the “Circular”) were elected as Directors of the Company. Detailed results of the votes are set out below:

Proposal 1 Election of Directors	Outcome of the Vote	Votes by Ballot
		Votes For	Votes Withheld
Dr. Ali Tehrani	Carried	11,899,212	141,718
		(98.82%)	(1.18%)
Nick Bedford	Carried	11,899,174	141,756
		(98.82%)	(1.18%)

Proposal 2 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, KPMG LLP. Detailed results of the votes are set out below:

	Outcome of the Vote	Votes by Ballot
Proposal 2		Votes For	Votes Withheld
Appointment of KPMG LLP	Carried	17,624,971	49,430
		(99.72%)	(0.28%)

Proposal 3 – Amendment and Restatement of Stock Option Plan

The vote was carried on the resolution approving the proposed amendments to Zymeworks’ stock option plan, as more particularly described in the Circular. Detailed results of the votes are set out below:

	Outcome of the Vote	Votes by Ballot
Proposal 3		Votes For	Votes Against
Amendment and Restatement of Stock Option Plan	Carried	10,333,495	1,707,435
		(85.82%)	(14.18%)

Proposal 4 – Amendment and Restatement of Employee Stock Purchase Plan

The vote was carried on the resolution approving the proposed amendments to Zymeworks’ employee stock purchase plan, as more particularly described in the Circular. Detailed results of the votes are set out below:

Proposal 3	Outcome of the Vote	Votes by Ballot
		Votes For	Votes Against
Amendment and Restatement of Employee Stock Purchase Plan	Carried	11,901,972	138,958
		(98.85%)	(1.15%)

Full details of all proposals are fully described in the Circular available on the Company’s profile on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

Contact:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. The company’s second product candidate, ZW49, capitalizes on the unique design and antibody framework of ZW25 and is a bispecific antibody-drug conjugate, or ADC, armed with the company’s proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net